Exhibit 2.2

AMENDMENT TO AGREEMENT AND PLAN OF MERGER

This AMENDMENT (the “Amendment”) dated March 26, 2019, to the AGREEMENT AND PLAN OF MERGER (the “Merger Agreement”), dated February 7, 2019, by and among Carbonite, Inc. a Delaware corporation (“Purchaser”), Matterhorn Acquisitions, Inc., a Delaware corporation and a wholly owned subsidiary of Purchaser, Webroot Inc., a Delaware corporation (the “Company”), and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as agent for the Equityholders (as defined therein) (the “Representative”). All capitalized terms used herein but not otherwise defined shall have the meanings ascribed to such terms in the Merger Agreement.
WHEREAS, pursuant to Section 10.4 of the Merger Agreement, before the Closing, the Merger Agreement may be amended by Parent and the Company.

WHEREAS, Parent and the Company desire to amend the Merger Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein and for other good and valuable consideration the sufficiency of which is hereby acknowledged, the undersigned hereby agree as follows:

1.	The definition of “Remaining Estimated Merger Consideration” is deleted in its entirety and replaced with the following:
“Remaining Estimated Merger Consideration” means an amount equal to (a) the Estimated Merger Consideration, minus (b) the Option Merger Consideration, minus (c) the Representative Expense Amount minus (d) the Adjustment Escrow Amount plus (e) the portion of the Option Merger Consideration being paid with respect to No-Withholding Options minus (f) the Aggregate Exercise Amount.

2.	Schedule 1.1(a) is hereby deleted in its entirety and replaced with the Schedule 1.1(a) attached hereto as Exhibit A.

Except as expressly amended hereby, the Merger Agreement remains in full force and effect and, except as set forth herein, nothing in this Amendment will be construed as a waiver of any of the rights or obligations of the parties under the Merger Agreement. This Amendment may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

PARENT:

CARBONITE, INC.

By:	/s/ Anthony Folger
Name:	Anthony Folger
Title:	Chief Financial Officer

COMPANY

WEBROOT INC.

By:	/s/ Michael Potts
Name:	Michael Potts
Title:	Chief Executive Officer